Exhibit 10.29
OPTION AGREEMENT
(One Graystone Centre, 3010 LBJ Freeway, Dallas, Texas)
          THIS OPTION AGREEMENT (this “Agreement”) is made as of                     , 2010 (the “Effective Date”), by and between YOUNAN PROPERTIES, L.P., a Maryland limited partnership (“Optionee” or the “Operating Partnership”), and ONE GRAYSTONE CENTRE, L.P., a Texas limited partnership (“Optionor”).
RECITALS
          A. Optionor owns that certain real property described in Exhibit A attached hereto and made a part hereof (the “Land”), together with certain other “Property” (as defined below).
          B. Optionee desires to have the right to acquire all of the Property, without becoming obligated to acquire it, under specified terms and conditions.
          C. Optionee desires to acquire the “Option” (as defined below) as part of a series of transactions (collectively, the “Formation Transactions”) relating to the proposed initial public offering (the “IPO”) of common stock (the “Common Stock”) of Younan Properties, Inc., a Maryland corporation (the “REIT”), which is the general partner of Optionee.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Optionor hereby agree as follows:
     1. Option.
          1.1 Grant of Option. Optionor hereby grants, bargains and sells to Optionee and its successors and assigns an exclusive and irrevocable right and option (the “Option”) to acquire all right, title and interest of Optionor in and to the Property (as hereinafter defined) on an “as is” basis (subject to all matters of record) for the price and upon the terms and conditions set forth herein and in the “Acquisition Agreement” (as defined below).
          1.2 Property. As used herein, “Property” shall mean the Land and all of Optionor’s right, title and interest in and to (i) all adjacent streets, alleys and rights of way appertaining to the Land, together with all of the rights, benefits, licenses, interests, privileges, easements, tenements, hereditaments and appurtenances on the Land or in anywise appertaining to the Land, (ii) all buildings, structures, fixtures and other improvements situated on the Land or hereinafter constructed or acquired and situated on the Land, but excluding any fixtures owned by any tenant or other occupant of the Land or Improvements (each, a “Tenant”) under a Lease (as hereinafter defined) (the “Improvements”), (iii) all tangible personal property located on, and used in connection with, the Land and the Improvements, including, without limitation, all building materials, supplies, hardware, carpeting and other inventory located on or in the Land or the Improvements and maintained in connection with the ownership and operation of the Land, but excluding any such items owned by Tenants (the “Personal Property”), (iv) all leases, subleases, licenses, and occupancy agreements relating to all or any portion of the Land or the Improvements and, to the extent the following items are assignable and relate solely to the Land, the Improvements and/or the Personal Property (collectively, the “Leases”), together with all rents and other sums due thereunder from and after the “Closing Date” (as defined below) (collectively, the “Rents”) and any and all cash security deposits, letters of credit and other credit enhancements delivered by any Tenant in connection therewith which have not been applied to the satisfaction of the obligations under the Leases prior to the Closing Date in accordance with the terms of this Agreement (the “Security Deposits”), and (v) all assignable service contracts and agreements, governmental permits, entitlements, licenses and approvals, warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, tenant lists, advertising material, telephone exchange numbers, all trademarks and tradenames, non-confidential books, records and property files and the “declarant” or the benefiting party’s interest under any covenants, conditions and restrictions, reciprocal easement or parking agreements or similar documents or instruments affecting the Land and/or the improvement.
          1.3 Option Consideration. For and in consideration of the Option herein granted, Optionee has paid, and Optionor hereby acknowledges receipt of, the sum of One Hundred Dollars and No/Cents ($100.00) (the “Option Consideration”). The Option Consideration is not refundable under any circumstances and may not be applied against any sums payable pursuant to the Acquisition Agreement.
          1.4 Conditions to Continued Effectiveness of Option. This Agreement and the Option granted hereby shall not be effective unless the “IPO Closing Date” (as defined below) occurs. If the IPO Closing Date does not occur or if the Property is conveyed by Optionor to another “Person” (as defined below) that is not an “Affiliate” (as defined below) prior to the IPO Closing Date, then this Agreement and the Option shall be null and void. As used herein, “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other form of entity. As used herein, “Affiliate” shall mean any Person that, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person. For purposes of the foregoing, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, limited liability company interests or other equity interests, by contract or otherwise. As used herein” “IPO Closing Date” means the date the IPO is consummated.
          1.5 Commencement of Right to Exercise Option. Subject to Section 4 hereof, Optionee shall have the right to exercise the Option at any time on or after the date that is one (1) year following the IPO Closing Date (the “Option Exercise Commencement Date”) until the expiration of the “Option Term” (as defined below) pursuant to Section 1.6 hereof.

          1.6 Term of Option. The Option and all rights and privileges granted to Optionee hereunder shall expire on the date that is seven (7) years following the Option Exercise Commencement Date, unless earlier terminated as described in Section 7 hereof, and subject to the terms of Section 4 hereof (such term being the “Exercise Period” or the “Option Term”).
          1.7 Consents. The consummation of the transactions contemplated by this Agreement are subject to any consents required under the “Existing Indebtedness” (as defined below), and are subject to the consents to be obtained in connection with the IPO and the Formation Transactions.
          1.8 Subordination. The Option granted by this Agreement and the rights of Optionee hereunder are and shall be subject and subordinate to any “Property Indebtedness” (as defined below).
     2. Process for Exercise of Option.
          2.1 Exercise. Subject to Section 4 hereof, the Option may be exercised at any time during the Exercise Period by delivery of written notice by Optionee to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the “Exercise Date”. If the Option is exercised, the Property shall be conveyed within 120 days of the Exercise Date, subject to the terms of the Acquisition Agreement.
          2.2 Inspection. From and after the IPO Closing Date, if the closing of the IPO occurs, and continuing during the Option Term, Optionor agrees to permit Optionee to enter upon the Property or to permit Optionee’s agents, employees and contractors to enter upon the Property for the purpose of inspecting the same, making surveys, engineering studies, soil and other surface and subsurface tests, borings, studies or reports that Optionee may reasonably require or reasonably deem necessary, provided, however, that by exercising any of the foregoing rights, Optionee shall be deemed to have agreed (a) to correct any damage caused to the Property by the exercise of such rights, if this Option is not exercised, and (b) to indemnify Optionor from all claims, demands, losses, suits and obligations, including reasonable attorneys’ fees, arising out of Optionee’s exercise of such rights; provided, however, that Optionee shall not have any liability pursuant to the foregoing as a result of (i) any discovery by Optionee of an adverse environmental or other condition during the course of its tests, studies, inspections or examinations of the Property, except to the extent any such condition is caused or exacerbated by the actions of Optionee or (ii) any actions or omissions of Optionor.
          2.3 Information. From and after the IPO Closing Date, if the closing of the IPO occurs, and continuing during the Option Term, Optionor agrees to permit Optionee and its agents, employees and contractors to review all books, records and other documentation reasonably requested by Optionee with respect to Optionor and the Property, which are in Optionor’s possession and control. At the request of Optionee, Optionor will provide (or cause any property manager of the Property to provide) a report of the status of the Property on a quarterly basis which shall include unaudited financials, the Property’s operating history and Optionor’s current estimate of historical costs in the Property.

     3. Acquisition Process
          3.1 Acquisition Escrow. Upon exercise of the Option by delivery of either an Exercise Notice or an “OP Notice” (as defined below) by Optionee, the Operating Partnership shall open, within five (5) “Business Days” (as defined below) after the Exercise Date, an escrow with a title insurance company selected by the Operating Partnership and reasonably acceptable to Optionor at an office of such title insurance company located in the county in which the Property is located (or otherwise agreed to by the parties) (the “Escrow Holder”) and shall notify Optionor of the number and location of such escrow (the “Acquisition Escrow”). Within 30 days after the Escrow Date, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions (including representations and warranties regarding Optionor, the Property and the “Property Indebtedness” (as defined below)) as customary in similar “as is” transactions and, in any case, consistent with this Agreement (which acquisition agreement shall provide for the determination of Fair Market Value in accordance with Section 3.3 below) (an “Acquisition Agreement”) and shall deliver one (1) executed copy (or counterpart copy) of such Acquisition Agreement to executed by such party to the other party, and to the Escrow Holder. Optionor and Optionee shall thereafter execute, acknowledge and deliver any and all such additional documents and agreements reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement, including, without limitation, a special warranty deed and a bill of sale and assignment of leases and contracts. Optionor and Optionee shall further execute and deposit such additional escrow instructions as shall be reasonably required by the Escrow Holder to consummate the transactions contemplated thereby and herewith; provided, however, that in the event of any conflict between the printed portion of any such additional instructions and the provisions of this Agreement or the Acquisition Agreement, the provisions of this Agreement or the Acquisition Agreement, as the case may be, shall control. As used herein, “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance or observance of any covenant or obligation under this Agreement or the Acquisition Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day. As used herein, “Closing Date” means the date on which the acquisition of the Property occurs under the Acquisition Agreement, and “Closing” means the closing of the acquisition of the Property under the Acquisition Agreement.
          3.2 Acquisition Consideration and Matters Relating to Property Indebtedness.
          (a) The acquisition consideration to be paid by Optionee for the Property (the “Acquisition Consideration”) pursuant to an exercise of the Option under Section 2.1 shall the “Fair Market Value” (as defined below) of the Property.
          (b) Within ten (10) Business Days after Optionor’s receipt of an Exercise Notice, Optionor shall deliver to Optionee in writing a description of all Property Indebtedness which shall include, without limitation, a statement of the “Outstanding Debt Balance” (as defined below) of such Property Indebtedness and any accrued and unpaid interest thereon, plus any “Assumption/Defeasance Costs” (as defined below) that would be payable in connection with an assumption of such Property Indebtedness or prepayment thereof at the Closing. As used herein, the following terms shall have the following meanings:

               (i) “Assumption/Defeasance Costs” means, with respect to any Property Indebtedness, all charges, expenses, fees, penalties and payments that become due and payable as a direct result of the assignment, assumption, prepayment or defeasance of such Property Indebtedness , but specifically excluding the Outstanding Debt Balance thereof and any accrued and unpaid interest thereon or other amounts not constituting so-called direct assignment, assumption, prepayment or defeasance costs or fees owing as a result of such assignment, assumption, prepayment or defeasance.
               (ii) “Existing Indebtedness” means, collectively, any financings or other arrangements entered into by Optionor (or any Affiliate of Optionor) prior to the Effective Date relating to the Property as reflected on Schedule 3.2(b) attached hereto.
               (iii) “Fair Market Value” means the fair market sales value of the Property that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Optionor or Optionee, as determined using the procedures described in Section 3.3 below, considering all matters of record except for matters relating to any Property Indebtedness.
               (iv) “Lender” means each holder of a mortgage or deed of trust related to any Property Indebtedness.
               (v) “Market Value” means the average of the daily market price of the Common Stock of the REIT for the ten (10) consecutive trading days immediately preceding the Closing Date. For purposes of determining Market Value, one (1) OP Unit shall equal one (1) share of Common Stock, subject to any adjustments required under the partnership agreement in effect for Optionee or to reflect stock splits, reclassifications, dividends in-kind, and the like.
               (vi) “New Financings” means, collectively, any financing or other arrangement entered into by Optionor (or any Affiliate of Optionor) after the Effective Date which relates to the Property, including, without limitation, any mezzanine or bridge financing, or amendments or extensions of the Existing Indebtedness.
               (vii) “OP Unit” a limited partnership interest in Optionee.
               (viii) “Outstanding Debt Balance” means, as of any given date, the total outstanding principal balance of the Property Indebtedness.
               (ix) “Property Indebtedness” means, collectively, the Existing Indebtedness and any New Financing.
          (c) At the Closing, the Acquisition Consideration shall be paid and/or satisfied by Optionee as follows:
               (i) At Optionee’s election, by Optionee either (A) assuming all Property Indebtedness (subject to obtaining any necessary consents from the applicable Lender(s)) as of the Closing, or (B) paying in full all Property Indebtedness as of the Closing, even if, in either case of clause (A) or (B), such Property Indebtedness as of the Closing exceeds the Fair Market Value of the Property; provided, however, that if Optionee elects to proceed under clause (A) of this Section 3.2(c)(i) with respect to any Property Indebtedness, Optionee may nonetheless, at its sole discretion, cause such Property Indebtedness to be refinanced or repaid after the Closing. The amount of Property Indebtedness either assumed by Optionee pursuant to clause (A) or paid in full by Optionee pursuant to clause (B), exclusive of any Assumption/Defeasance Costs, shall be referred to herein as the “Base Debt Component”. If Optionee elects to proceed under clause (A) above, Optionee shall notify Optionor thereof within thirty (30) days after the Exercise Date, and in such event Optionor shall use commercially reasonable efforts (at no out-of-pocket cost or expense to Optionor), and cooperate with Optionee, to obtain approval of the assumption of any Property Indebtedness by Optionee. If Optionee does not so notify Optionor of its election to proceed under clause (A) within such thirty (30) day period, then Optionee shall be deemed to have elected to proceed under clause (B) above, and in such event Optionor shall cooperate with Optionee to obtain all necessary documents and/or instruments as necessary from the Lender(s) under such Property Indebtedness, including without limitation, a payoff statement(s) from the Lender(s), as necessary to release any liens or other encumbrances against the Property resulting from such Property Indebtedness at Closing. For avoidance of doubt, at the Closing, Optionee shall pay all Assumption/Defeasance Costs, if any, and such Assumption/Defeasance Costs, shall not be included in the Base Debt Component for purposes of determining the credit towards the Acquisition Consideration to which Optionee shall be entitled pursuant to this Section 3.2(c)(i) and Section 3.2(c)(ii) below. Optionee shall use commercially reasonable efforts to cause each Lender related to any Property Indebtedness which Optionee elects to assume at the Closing to release Optionor and each other obligor under the relevant Property Indebtedness from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations (“Future Liabilities”). From and after the Closing and until such time as all Property Indebtedness has been refinanced or repaid in full, or each Lender has otherwise agreed in writing to release Optionor and each other obligor under the relevant Property Indebtedness from all Future Liabilities, Optionee shall, if applicable, indemnify Optionor and each other obligor under the relevant Property Indebtedness in respect of any such Future Liabilities that have not been so released, except to the extent any such Future Liabilities results from the gross negligence or willful misconduct of Optionor or any other obligor under the relevant Property Indebtedness; and
               (ii) By Optionee paying to Optionor an amount equal to the Acquisition Consideration, less the Base Debt Component, but in no event less than zero (0) (the “Remainder Component”). The Remainder Component, if any, shall be paid by Optionee to Optionor in immediately available funds, or, with respect to any consideration payable to Zaya S. Younan, at the election of Optionee, by delivering to Zaya S. Younan, Sherry Younan or any family trust or family limited partnership or other estate planning vehicle (collectively, the “Younan Parties”) that number of OP Units with a Market Value equal to that portion of the Remainder Component payable to such Younan Parties.
          (d) At the Closing, all reserves held by or on behalf of Optionor as required by applicable Lender(s) under any Property Indebtedness or otherwise shall either be (i) returned to Optionor, or (ii) transferred to Optionee in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

          (e) In exercising the Option, Optionee shall use reasonable commercial efforts to cooperate with Optionor (and current direct and indirect owners of Optionor) to minimize any taxes; provided, however, that, except as otherwise set forth in this Agreement, such cooperation shall not require Optionee to unreasonably delay the Closing or require Optionee to assume additional liabilities or incur any material amount of out-of-pocket expenses in connection therewith.
          3.3 Fair Market Value Determination; Right to Rescind.
          (a) Within ten (10) Business Days after Optionor’s receipt of an Exercise Notice, Optionor shall deliver to Optionee a written notice of Optionor’s determination (an “Optionor’s FMV Notice”) of the Fair Market Value. Optionee shall have ten (10) Business Days following receipt of an Optionor’s FMV Notice to deliver to Optionor written notice of its objection to the proposed Fair Market Value as set forth in such Optionor’s FMV Notice (a “FMV Objection Notice”). If Optionee fails to deliver a FMV Objection Notice within the time provided above, then Optionee shall be deemed to have agreed that the Fair Market Value shall be as proposed by Optionor in its Optionor’s FMV Notice. If Optionee timely delivers a FMV Objection Notice, then the Fair Market Value shall be determined as follows:
               (i) With ten (10) Business Days after Optionee’s delivery of a FMV Objection Notice (the “Outside Appointment Date”), each of Optionor and Optionee shall select a board certified Member of the Appraisal Institute of real estate appraisers with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market value of commercial office properties located in the geographic region of the Property and who is not an Affiliate of such appointing party (each, a “Qualified Appraiser”) and shall give notice to the other specifying the name and address of the Qualified Appraiser each has chosen; provided, however, that if either party fails to appoint its Qualified Appraiser in the manner provided above prior to the Outside Appointment Date, then the sole Qualified Appraiser shall proceed to determine the Fair Market Value and deliver a written report thereof to each of Optionor and Optionee. In such event, the determination of such sole Qualified Appraiser shall be final and binding upon the parties.
               (ii) If two Qualified Appraisers are timely appointed, then each of the parties shall cause their respective Qualified Appraiser to confer with the other and attempt to mutually determine the Fair Market Value within twenty (20) Business Days after the Outside Appointment Date. If the two Qualified Appraisers so agree, then the parties shall cause such Qualified Appraisers to issue a joint written report setting forth the Fair Market Value as determined by such Qualified Appraisers, and such determination shall be final and binding upon the parties.
               (iii) If the two Qualified Appraisers are unable to agree upon the Fair Market Value within the twenty (20) Business Day period as provided in clause (ii) above, then within twenty-five (25) Business Days following the Outside Appointment Date, the parties shall cause the two Qualified Appraisers to appoint a third Qualified Appraiser, but if such two Qualified Appraisers fail to do so, then either party may request JAMS or its successors (“JAMS”) to appoint a third Qualified Appraiser within ten (10) Business Days of such request, and both parties shall be bound by any appointment so made by JAMS. If no such third Qualified

Appraiser shall have been appointed by JAMS within such ten (10) Business Day period or within forty (40) Business Days of the Outside Appointment Date, whichever is earlier, either party may apply to any court having jurisdiction to have such appointment made by such court, and both parties shall be bound by any appointment so made by such court.
               (iv) If three Qualified Appraisers are so appointed, such three Qualified Appraisers shall determine the Fair Market Value in accordance with the following procedures. Each shall state, in writing, his or her determination of the Fair Market Value (the “Proposed Valuation”), supported by the reasons therefor, and shall each make counterpart copies for the other Qualified Appraisers. All of the Qualified Appraisers shall arrange for a simultaneous exchange of their Proposed Valuations within fifteen (15) Business Days after appointment of the third Qualified Appraiser. The Fair Market Value shall be the arithmetic average of the three Proposed Valuations; provided, however, that if any of the Proposed Valuations are more than ten percent (10%) higher or lower than the “Medium Valuation” (as hereinafter defined), then such Proposed Valuations shall be disregarded and the Fair Market Value shall be the arithmetic average of the remaining Proposed Valuations or, in the event two of the Proposed Valuations are disregarded pursuant to this sentence, then the Fair Market Value shall be deemed to be the Medium Valuation. If any Qualified Appraiser fails to timely submit a Proposed Valuation, the arithmetic average of the Proposed Valuations submitted by the other Qualified Appraisers or by the Proposed Valuation submitted by the sole Qualified Appraiser shall be the Fair Market Value. The term “Medium Valuation” shall mean the Proposed Valuation which sets forth a proposed Fair Market Value between that of the other two Proposed Valuations and which is neither the highest nor the lowest valuation submitted by the three Qualified Appraisers.
          (b) The determination of Fair Market Value pursuant to this Section 3.3 shall be final and binding upon the parties, without any right of appeal, and shall be specifically enforceable to the extent such remedy is available under applicable law. Each party shall pay the fees and expenses of its respective Qualified Appraiser and both shall share equally the fees and expenses of any third Qualified Appraiser. Each party shall pay its own attorneys’ fees and costs.
          (c) The Closing Date under the Acquisition Agreement shall be extended to the extent necessary to allow for the determination of Fair Market Value as contemplated by this Section 3.3.
          (d) Notwithstanding anything to the contrary in this Agreement or the Acquisition Agreement, if Optionee shall exercise its Option as provided herein, then Optionee shall have the unilateral right to cancel and rescind in writing to Optionor Optionee’s exercise of the same within (10) Business Days after the Fair Market Value of the Property is “finally determined”. For purposes of the foregoing, the Fair Market Value shall be “finally determined” upon the date that Fair Market Value is determined or deemed determined pursuant to the appraisal procedures set forth in this Section 3.3. If Optionee does not elect to cancel and rescind such Option within the time and manner herein provided, then Optionee shall proceed to purchase the Property, at the Acquisition Consideration, and otherwise in accordance with the provisions of this Agreement and the Acquisition Agreement. If Optionee is entitled to and shall elect to cancel and rescind such Option within the time and manner herein provided, then the following shall occur: (1) any purchase contract formed by Optionee’s exercise of such Option shall be cancelled and terminated; (2) the Acquisition Escrow opened upon such exercise of the

Option shall be cancelled and Optionee shall pay all title, escrow and other cancellation charges incurred or imposed in connection therewith; and (3) for a period of 180 days thereafter, Optionee may not again thereafter exercise the Option granted to Optionee under this Agreement, and Optionor shall be entitled to market the Property for sale and sell the Property to any unaffiliated third party at a purchase price equal to or greater than the Fair Market Value of the Property as so “finally determined,” free and clear of all rights of Optionee under this Agreement; provided, however, that if (i) the purchase price payable by any such unaffiliated third party during such 180 period shall be less than the Fair Market Value of the Property as so “finally determined,” then the provisions of Section 4 hereof shall apply (i.e., Optionee shall have the right of first refusal with respect thereto), and (ii) if such sale to an unaffiliated third party for a purchase price equal to or greater than the Fair Market Value of the Property as so “finally determined” is not consummated within such 180 day period, then all of Optionee’s rights hereunder, including the right to again exercise its Option shall be reinstated.
          3.4 Withholding. Optionor shall execute, upon the conveyance of the Property, such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 9.5 below. If Optionor fails to provide such certificates or affidavits, Optionee may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.
          3.5 Taxes. If the transactions contemplated by this Agreement and the Acquisition Agreement are consummated, then the following shall apply:
          (a) Allocation of Acquisition Consideration. The Acquisition Consideration shall be allocated in a manner reasonably agreed upon by Optionee and Optionor. Optionee and Optionor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income tax purposes.
          (b) Cooperation and Tax Disputes. Optionor and Optionee shall provide each other with such cooperation and information relating to the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the Effective Date, Optionee shall promptly notify Optionor in writing upon receipt by Optionee or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of Optionee or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the Closing Date. Optionor shall promptly notify Optionee in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property. Each of Optionee and Optionor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date; provided, however, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability (except as a partner of Optionee) for the payment of any additional tax liability, and Optionee shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither Optionee nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and Optionee shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.
          (c) Transfer Taxes. Optionee shall pay the cost of all documentary transfer taxes arising from the sale of the Property pursuant to the exercise by Optionee of the Option.
          (d) Closing Costs and Prorations. All recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.5(c) above) shall be allocated according to custom and practice based on the location of the Property. All income and expenses of the Property shall be prorated according to custom and practice based on the location of the Property.
          (e) Survivability. This Section 3.5 shall survive the expiration or earlier termination of this Agreement for a period of one year from the date of such expiration or earlier termination.
     4. Right of First Refusal. Subject to Section 3.3(d) above, if Optionor receives a bona fide good faith offer from an unaffiliated third party (herein, an “Offeree”) to purchase the entire Property, including, without limitation, in connection with Optionor’s effort to market the Property for sale in accordance with Section 6 hereof (the “Offer”) at any time during the “ROFR Term” (as defined below), then, subject only to Optionee’s right of first refusal contained in this Section 4, Optionor shall have the right to convey the Property to such Offeree during the term of this Agreement. If Optionor desires to accept the Offer form such Offeree, Optionor shall first give written notice (the “ROFR Notice”) thereof to Optionee (the date the ROFR Notice is received by Optionee is referred to as the “Notice Date”), which ROFR Notice shall include the name of the Offeree, the proposed purchase price for the Property and the other material economic terms of the proposed transfer (collectively, the “Acquisition Terms”). Optionee shall have thirty (30) days from the Notice Date to give written notice to Optionor (the “OP Notice”) of its election to acquire the Property for the same purchase price and on substantially the same Acquisition Terms; provided that, at the election of Optionee, all or any portion of the purchase price payable to the Younan Parties may be paid by delivering to the Younan Parties that number of OP Units with a Market Value equal to the cash consideration payable to the Younan Parties. Notwithstanding anything to the contrary in this Agreement, from and after Optionee’s receipt of any such ROFR Notice, Optionee shall not have the right to exercise its Option pursuant to Section 3 hereof, except as otherwise provided below. If Optionee fails to make such election on a timely basis, Optionee’s rights under this Section 4 shall expire and be of no further force or effect; provided, however, that such rights under this Section 4,and Optionee’s right to exercise its Option pursuant to Section 3 hereof, shall each be revived and reinstated in favor of Optionee in the event Optionor has not, within 180 days following the

Notice Date, consummated the transaction with the applicable Offeree on terms which are generally as good or more favorable to Optionor than the Acquisition Terms offered to Optionee. The term of the right of first refusal contained in this Section 4 shall commence upon the IPO Closing Date and shall continue until the earlier of (i) the date this Agreement terminates pursuant to Section 7 below and (ii) the expiration of the Option Term (the “ROFR Term”).
     5. Covenants of Optionor. From and after the IPO Closing Date and continuing through the Option Term:
          5.1 Maintenance/Operation. Optionor shall, subject to this Section 5, continue to operate and maintain the Property in a commercially prudent manner and consistent with its past business practices, and in any event in compliance with the terms of the Leases and any documents or instruments evidencing or otherwise securing the Property Indebtedness.
          5.2 Insurance. Optionor shall keep in full force and effect with respect to the Property policies of insurance providing coverage at least as extensive as that maintained on the Effective Date, and in any event in compliance with the terms of the Leases and any documents or instruments evidencing or otherwise securing the Property Indebtedness.
          5.3 Service and Equipment Agreements. Without the prior consent of Optionee, Optionor shall not enter into, materially modify or terminate any service contract or equipment leasing contract relating to the Property except in a commercially prudent manner and consistent with its past business practices; provided, however, that in no event shall Optionor enter into any service or equipment leasing contract relating to the Property that cannot be terminated without penalty on 30 days notice, or less, except for such contracts that customarily require a longer term (e.g., elevator or security system contracts), unless consented to by Optionee. Optionor shall give Optionee prior notice before taking any action referred to in the preceding sentence, which notice shall include the material terms of the proposed action, as well as a request for Optionee’s consent thereto. If Optionee does not respond to such notice within five (5) Business Days after its receipt thereof, Optionee shall be deemed to have consented to such action.
          5.4 Leases. Optionor may continue to offer the Property for lease in the same manner as it was offered by it prior to the Effective Date pursuant to its normal course of business and, upon request, Optionor shall keep Optionee reasonably informed as to the status of material leasing activities known to Optionor. Optionor shall not enter into any new “Major Lease” (i.e., a lease in excess of 10,000 square feet of net rentable area) or materially modify or terminate any then-existing Major Lease without the prior consent of Optionee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that after the exercise by Optionee of the Option, Optionee may grant or withhold its consent to the foregoing in its sole and absolute discretion. Optionor shall give Optionee prior notice before taking any action referred to in the preceding sentence, which notice shall include the material terms of the proposed action, as well as a request for Optionee’s consent thereto. If Optionee does not respond to such notice within five (5) Business Days after its receipt thereof, Optionee shall be deemed to have consented to such action.

          5.5 Encumbrances; Property Indebtedness. Optionor shall not execute any easement agreement or other document or agreement affecting title to the Property without the prior consent of Optionee (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, from and after the Effective Date, Optionor shall not cause or permit the aggregate Outstanding Debt Balance of all Property Indebtedness to exceed the Outstanding Debt Balance of the Existing Indebtedness as of the Effective Date, unless otherwise approved by Optionee, such approval not to be unreasonably conditioned, withheld or delayed. Further, Optionor shall provide Optionee with notice of any known default under any Property Indebtedness and shall provide copies of any written default notices Optionor may receive from the Lenders thereunder promptly upon receipt of the same.
     6. Marketing the Property for Sale. Optionor shall have the right to affirmatively market the Property for sale during the term of this Agreement, subject to the rights of Optionee hereunder, including, without limitation, the rights of Optionee under Section 4 hereof.
     7. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the sale, transfer or contribution (directly or indirectly) of all the parcels comprising the Property to any party (including Optionee) in accordance with this Agreement, (ii) subject to Optionee’s right to rescind the exercise of the Option pursuant to Section 3.3(d) above and the reinstatement thereof as provided therein, the failure by Optionee to timely close on the acquisition of the Property after opening the Acquisition Escrow and (iii) the expiration of the Option Term prior to Optionee’s exercise of the Option pursuant to Section 3 hereof or its right of first refusal pursuant to Section 4 hereof.
     8. Procedure Upon Termination.
          8.1 Notice of Termination. If the Option expires or this Agreement is earlier terminated, Optionor will provide notice of such expiration or termination to Optionee (the “Termination Notice”). The delivery of the Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.
          8.2 Verification of Termination. Upon receipt of the Termination Notice, Optionee agrees that it will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within ten (10) days from request therefor, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify such termination.
          8.3 Right to Documents. Upon receipt of the Termination Notice, Optionee shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned (but only to the extent assignable) to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property, including, without limitation all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same.

          8.4 Survivability. This Section 8 shall survive the expiration or earlier termination of this Agreement.
     9. Representations and Warranties. As of the Effective Date, Optionor represents and warrants to Optionee as follows:
          9.1 Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor is qualified to do business in the state where the Property is located. Optionor has the legal capacity to enter this Agreement.
          9.2 Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable against Optionor in accordance with its terms.
          9.3 Title to the Property. Optionor represents and warrants that (a) it holds insurable fee simple title to the Property and (b) it has not granted an option or right of first refusal to purchase the Property to any party other than Optionee.
          9.4 Consents and Approvals. Optionor has full right, authority, power and capacity, and, except as may be obtained in connection with the IPO or the Formation Transactions, no consent, waiver, approval or authorization of any governmental entity, lender or other Person is required for Optionor: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor pursuant to this Agreement; and (ii) except as required by any applicable financing agreement, to carry out the transactions contemplated hereby and thereby.
          9.5 Non-Foreign Status. Optionor is a United States person as defined in the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.
          9.6 No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in the obligation of Optionee or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.
          9.7 No Other Agreements to Sell. Except for the Option granted hereby, Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Property.
          9.8 Assets. The Property is the sole asset of the Optionor other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Property.
          9.9 Indemnity. Optionor shall indemnify, defend and hold harmless Optionee for all costs and expenses (including reasonable attorneys’ fees) incurred by Optionee as a result of a breach of the representations contained in this Section 9.

     10. Assignment. Optionee may not assign its rights under this Agreement without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion; provided, however, that Optionee may assign its rights under this Agreement without Optionor’s consent to (i) the REIT, (ii) any direct or indirect affiliate of the REIT or Optionee, or (iii) any entity into which Optionee has merged or otherwise is the result of a business combination directly involving Optionee or the REIT.
     11. Notices. Any notice or demand which must or may be given under this Agreement (including the exercise by Optionee of the Option, any ROFR Notice given by Optionor or any OP Notice given by Optionee) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three (3) Business Days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).
          Any such notice shall be addressed and delivered or telecopied (a) in the case of a notice to Optionee at the following address and facsimile number:
Younan Properties, L.P.
c/o Younan Properties
5959 Topanga Canyon Boulevard
Suite 201
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer
and (b), in the case of a notice to Optionor, to the address and facsimile number set forth on the Signature Page of Optionor hereto.
     12. Miscellaneous.
          12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and Optionee.
          12.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument and (c) shall be governed in all respects by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.
          12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by Optionee to effect such replacement.
          12.4 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and Optionee and their respective successors and permitted assigns.
          12.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.
          12.6 Attorneys’ Fees. In the event that either party hereto brings an action or proceeding against the party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement (or any other agreement contemplated by or related to this Agreement), the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.
          12.7 Recording. Subject to applicable consents required under any Property Indebtedness related to the Property, at Optionee’s request, Optionor shall duly execute, acknowledge and deliver to Optionee a short form memorandum of this Agreement in form and substance reasonably acceptable to Optionee and Optionor (the “Memorandum”). Upon receipt of such Memorandum from Optionor, Optionee shall have the right to record the same in the real property records of the county in which the Property is situated. If Optionee records such Memorandum, Optionee covenants and agrees to record an appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement as provided in Section 8 hereof.
          12.8 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.
          12.9 Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the Closing Date or the date of acquisition of the Property by Optionee pursuant to the exercise of its rights pursuant to Section 4 hereof and the obligations of the parties not fully performed on the Closing Date or such date of acquisition shall survive the Closing Date or such date of acquisition, as applicable, and shall not be deemed to be merged into or waived by the instruments executed in connection therewith.
(Signature Pages Follow)

OPTION AGREEMENT
SIGNATURE PAGE
          IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the Effective Date.
OPTIONOR
ONE GRAYSTONE CENTRE, L.P.,
a Texas limited partnership

By:	One Graystone GP, LLC, its General Partner

By:

Name:
Title:

OPTIONOR’S NOTICE ADDRESS
21700 Oxnard Boulevard, 8th Floor
Woodland Hills, California 91367
Phone: (818) 703-9600
Facsimile: (818) 703-5907

S-1

OPERATING PARTNERSHIP
YOUNAN PROPERTIES, L.P.

By:	Younan Properties, Inc., its General Partner

By:

Name:

Title:

S-2

EXHIBIT A
TO
OPTION AGREEMENT
Legal Description
[See Attached]

SCHEDULE 3.2(b)
TO
OPTION AGREEMENT